Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES SECOND QUARTER 2023 RESULTS

Highlights
•High single digit growth in high value dispensing products
•Double digit adjusted EBIT growth in Metal Containers
•Progress towards long-term strategic initiatives with multiple new business awards
STAMFORD, CT, July 26, 2023 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, today reported second quarter 2023 net sales of $1.43 billion and net income of $78.9 million, or $0.71 per diluted share, as compared to second quarter 2022 net sales of $1.54 billion and net income of $92.7 million, or $0.83 per diluted share.

Adjusted net income per diluted share for the second quarter of 2023 was $0.83, after adjustments increasing net income per diluted share by $0.12. Adjusted net income per diluted share for the second quarter of 2022, which included $0.06 per diluted share from non-recurring income associated with Russia, was a record $1.09 after adjustments increasing net income per diluted share by $0.26. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Table A at the back of this press release.

"Our performance in the second quarter benefited from the breadth of the Silgan portfolio in a dynamic and changing marketplace. We continued to advance our strategic initiatives amid rapidly evolving market conditions in part by delivering continued growth in high value dispensing products and double-digit adjusted EBIT growth in our Metal Containers segment in the second quarter," said Adam Greenlee, President and CEO. "Business trends early in the second quarter were positive, but they shifted late in the quarter as many customers adjusted their financial priorities in 2023 to focus on new working capital and inventory management initiatives for the remainder of the year. While we believe consumers of our products continue to be resilient, we are beginning to see an impact from inflation at the retail level on consumer buying habits, including for core food and beverage products, as we cycle against record performance in the prior year. Our near-term performance will be impacted primarily by our customers' inventory management initiatives, and we have lowered our expectations for 2023 to reflect the changing market conditions. As a result, our focus has shifted to aligning our cost structures with the anticipated second half volumes and driving costs out of each of our businesses," continued Mr. Greenlee. "Our customer partnerships remain strong as Silgan continues to be rewarded with new long-term business awards in our markets, and we remain confident in the medium and long-term growth outlook for our businesses. We will continue to maintain our disciplined approach to capital deployment and our focus on returns that has consistently delivered value for shareholders, while meeting the unique needs of our customers and operating our low-cost, best-in-class manufacturing platform," concluded Mr. Greenlee.

Second Quarter Results

Net sales for the second quarter of 2023 were $1.43 billion, a decrease of $117.1 million, or 8%, as compared to the same period in the prior year. Excluding non-recurring sales associated with Russia (Russia Sales) of $25.5 million in the second quarter of 2022, second quarter 2023 net sales declined 6% predominantly as a result of lower volumes.

Income before interest and income taxes (EBIT) for the second quarter of 2023 was $144.0 million, a decrease of $14.0 million as compared to a record $158.0 million for the second quarter of 2022. EBIT in the Metal Containers segment of $73.6 million in the second quarter of 2023 was higher than the prior year period. EBIT in the Dispensing and Specialty Closures segment of $63.7 million and in the Custom Containers segment of $17.0 million in the second quarter of 2023 were lower than the prior year period. Rationalization charges were $2.7 million and $3.4 million in the second quarters of 2023 and 2022, respectively. Corporate expense of $10.3 million in the second quarter of 2023 was lower than in the prior year period primarily due to the $25.2 million charge associated with the settlement with the European Commission in the prior year period, partly offset by the write-off of a tax indemnity from a historical acquisition and higher expense for corporate development activities in the current year period. A reconciliation of EBIT for each segment to adjusted EBIT, a Non-GAAP financial measure used by the Company that adjusts EBIT for certain items, can be found in Table B at the back of this press release.

Interest and other debt expense for the second quarter of 2023 was $46.8 million, an increase of $18.1 million as compared to the second quarter of 2022. This increase was primarily due to the impact of higher interest rates and the write-off of $3.5 million of accrued interest income associated with the same tax indemnity that impacted corporate expense in the current year quarter.

The effective tax rates were 18.8% and 28.4% for the second quarters of 2023 and 2022, respectively. The effective tax rate in the second quarter of 2023 was favorably impacted by the reversal of tax reserves associated with the same historical acquisition referred to above. The effective tax rate in the second quarter of 2022 was unfavorably impacted by the non-deductible settlement with the European Commission.

Second Quarter Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $560.1 million in the second quarter of 2023, a decrease of $42.3 million, or 7%, as compared to $602.4 million in the second quarter of 2022. Excluding Russia Sales of $5.4 million in the second quarter of 2022, net sales declined 6% from the prior year quarter as a result of lower volume / mix of 6%, with high single digit volume growth in higher value dispensing products offset by double digit declines in higher volume closures for food and beverage markets. Approximately 65% of the decline in segment volume was the result of lower food and beverage closures volumes in Europe.

Dispensing and Specialty Closures adjusted EBIT decreased $23.4 million to $76.9 million in the second quarter of 2023 as compared to $100.3 million in the second quarter of 2022. The decrease in adjusted EBIT was driven by the benefits in the prior year quarter from an inventory management program and cost recovery for certain customer project expenditures and lower volume / mix for food and beverage products, primarily in Europe, in the current year quarter. Dispensing and Specialty Closures adjusted EBIT was also negatively impacted in the second quarter of 2023 by labor challenges that limited output at a U.S. food and beverage closures facility, driving higher costs that impacted the quarter by approximately $10 million. These challenges are expected to be resolved by the end of 2023.

Metal Containers
Net sales of the Metal Containers segment were $710.8 million in the second quarter of 2023, a decrease of $43.6 million, or 6%, as compared to $754.4 million in the second quarter of 2022. Net sales in the Metal Containers segment decreased 3% in the second quarter of 2023 as compared to the same period in 2022, excluding the impact of Russia Sales of $20.1 million in the second quarter of 2022. This decrease was the result of lower unit volume of 4%, and, as expected, soup volumes returned to a more normal seasonal pattern. Pet food volumes continued to be strong in the quarter.

Metal Containers adjusted EBIT increased $12.2 million to $75.7 million in the second quarter of 2023 as compared to $63.5 million in the second quarter of 2022. The increase in adjusted EBIT was the result of favorable price/cost including mix due to the lagged contractual pass through of inflation in labor and other manufacturing costs, which more than offset the decline in volumes in the quarter.

Custom Containers
Net sales of the Custom Containers segment were $155.8 million in the second quarter of 2023, a decrease of $31.2 million, or 17%, as compared to $187.0 million in the second quarter of 2022. This decrease was primarily the result of a volume reduction of 14% due largely to the planned non-renewal of contractual business that did not meet reinvestment criteria and lower demand for the personal care and food markets. In addition, price/mix was 1% lower in the second quarter of 2023 due to the contractual pass through of lower resin costs.

Custom Containers adjusted EBIT decreased $11.0 million to $18.5 million in the second quarter of 2023 as compared to $29.5 million in the second quarter of 2022. The decrease in adjusted EBIT was primarily the result of lower volumes in the quarter.

Outlook for 2023

The Company has revised its estimate of adjusted net income per diluted share for the full year of 2023 from a range of $3.95 to $4.15 to a range of $3.40 to $3.60. This revised estimate compares to record adjusted net income per diluted share for the full year of 2022 of $4.01, which included $0.09 per diluted share from non-recurring income associated with Russia. Interest expense for 2023 is now expected to be approximately $0.30 per diluted share higher than the prior year primarily due to higher interest rates, as compared to $0.20 per diluted share included in the Company's prior earnings estimate for 2023. Adjusted EBIT in the Dispensing and Specialty Closures and Metal Containers segments for 2023 are now expected to be comparable to record levels achieved in 2022, despite customer inventory management in the food and beverage markets impacting volumes in the second half of the year. Custom Containers volumes in 2023 are now expected to be approximately 10% below the prior year due to delays in the commercialization of new business and customer inventory management programs, which will result in lower adjusted EBIT in the Custom Containers segment in 2023 as compared to 2022. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

The Company now anticipates interest expense before loss on early extinguishment of debt in 2023 of approximately $170 million based on the current forward interest rate curve and an effective tax rate for 2023 of approximately 24%.

The Company has revised its estimate of free cash flow in 2023 from approximately $425 million to approximately $375 million as compared to $368.2 million in 2022. Free cash flow in 2023 is expected to benefit from improvements in working capital, partially offset by higher interest payments as a result of higher interest rates. Capital expenditures are now expected to be approximately $230 million in 2023.

For the third quarter of 2023, the Company expects low single digit organic volume growth in the Dispensing and Specialty Closures segment and flat volumes in the Metal Containers segment as compared to the prior year quarter, with customer inventory management in the food and beverage markets impacting volumes in the quarter. Volumes in the Custom Containers segment for the third quarter of 2023 are expected to be approximately 10% below the prior year quarter due to delays in the commercialization of new business and customer inventory management programs. The Company is providing an estimate of adjusted net income per diluted share for the third quarter of 2023 in the range of $1.10 to $1.20, as compared to a record $1.28 in the third quarter of 2022. The anticipated year-over-year change includes higher interest expense of $0.08 per diluted share and non-recurring income associated with Russia of $0.03 per diluted share. Given the uncertainties of the timing of the fruit and vegetable harvest in the U.S. and Europe, the results of the back half of the year could shift between the third and fourth quarters. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the second quarter of 2023 at 11:00 a.m. eastern time on Wednesday, July 26, 2023. The conference call will be webcast live via audio, and both the webcast and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference from the U.S. and Canada should dial (888) 660-6144 and from outside the U.S. and Canada should dial (929) 203-0865. A taped replay of the conference call will be available through August 9, 2023 by calling (800) 770-2030 for those in the U.S. and Canada or (647) 362-9199 for those outside the U.S. and Canada. The replay can also be accessed via audio webcast at www.silganholdings.com. The Conference ID for both the conference call and the replay is 1397141.
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Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.4 billion in 2022. Silgan operates 110 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform

Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2022 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
For the quarter and six months ended June 30,
(Dollars and shares in millions, except per share amounts)

	Second Quarter		Six Months
	2023	2022	2023	2022

Net sales	$1,426.7	$1,543.8	$2,845.0	$2,985.7

Cost of goods sold	1,176.6	1,269.9	2,356.9	2,478.3

Gross profit	250.1	273.9	488.1	507.4

Selling, general and administrative expenses	102.1	123.8	203.5	223.9

Rationalization charges	2.7	3.4	6.8	4.8

Other pension and postretirement expense (income)	1.3	(11.3)	2.6	(22.7)

Income before interest and income taxes	144.0	158.0	275.2	301.4

Interest and other debt expense before loss on early extinguishment of debt	46.8	28.7	83.6	58.0

Loss on early extinguishment of debt	—	—	—	1.5

Interest and other debt expense	46.8	28.7	83.6	59.5

Income before income taxes	97.2	129.3	191.6	241.9

Provision for income taxes	18.3	36.6	40.7	64.3

Net income	$78.9	$92.7	$150.9	$177.6

Earnings per share (EPS):
Basic net income per share	$0.72	$0.84	$1.37	$1.60
Diluted net income per share	$0.71	$0.83	$1.36	$1.59

Cash dividends per common share	$0.18	$0.16	$0.36	$0.32

Weighted average shares:
Basic	110.1	110.8	110.2	110.8
Diluted	110.5	111.2	110.7	111.3

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in millions)

	June 30,	June 30,	Dec. 31,
	2023	2022	2022
Assets:
Cash and cash equivalents	$236.6	$247.8	$585.6
Trade accounts receivable, net	1,067.6	931.3	658.0
Inventories	1,251.5	1,253.9	769.4
Other current assets	142.8	120.1	119.7
Property, plant and equipment, net	1,934.2	1,932.8	1,931.5
Other assets, net	3,281.0	3,388.6	3,281.6
Total assets	$7,913.7	$7,874.5	$7,345.8

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,068.2	$1,241.3	$1,357.8
Current and long-term debt	4,162.6	4,086.2	3,425.4
Other liabilities	811.8	921.5	844.3
Stockholders' equity	1,871.1	1,625.5	1,718.3
Total liabilities and stockholders' equity	$7,913.7	$7,874.5	$7,345.8

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the six months ended June 30,
(Dollars in millions)

	2023	2022
Cash flows provided by (used in) operating activities:
Net income	$150.9	$177.6
Adjustments to reconcile net income to net cash
(used in) operating activities:
Depreciation and amortization	134.1	136.8
Rationalization charges	6.8	4.8
Loss on early extinguishment of debt	—	1.5
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	(397.4)	(243.3)
Inventories	(473.0)	(475.2)
Trade accounts payable and other changes, net	(233.1)	45.9
Net cash (used in) operating activities	(811.7)	(351.9)

Cash flows provided by (used in) investing activities:
Purchase of businesses, net of cash acquired	—	(1.3)
Capital expenditures	(118.2)	(118.4)
Other investing activities	1.2	(0.7)
Net cash (used in) investing activities	(117.0)	(120.4)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(40.4)	(36.7)
Changes in outstanding checks - principally vendors	(61.4)	(225.9)
Shares repurchased under authorized repurchase program	(21.8)	(26.4)
Net borrowings and other financing activities	697.6	385.9
Net cash provided by financing activities	574.0	96.9

Effect of exchange rate changes on cash and cash equivalents	5.7	(8.2)

Cash and cash equivalents:
Net (decrease)	(349.0)	(383.6)
Balance at beginning of year	585.6	631.4
Balance at end of period	$236.6	$247.8

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL SEGMENT FINANCIAL DATA
(UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

	Second Quarter		Six Months
	2023	2022	2023	2022
Net sales:
Dispensing and Specialty Closures	$560.1	$602.4	$1,140.0	$1,200.4
Metal Containers	710.8	754.4	1,381.0	1,405.1
Custom Containers	155.8	187.0	324.0	380.2
Consolidated	$1,426.7	$1,543.8	$2,845.0	$2,985.7

Income before interest and income taxes (EBIT)
Dispensing and Specialty Closures	$63.7	$91.3	$134.7	$178.7
Metal Containers	73.6	66.4	121.4	104.4
Custom Containers	17.0	30.9	35.4	55.6
Corporate	(10.3)	(30.6)	(16.3)	(37.3)
Consolidated	$144.0	$158.0	$275.2	$301.4

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and six months ended June 30,
(Dollars and shares in millions, except per share amounts)

Table A

	Second Quarter				Six Months
	2023		2022		2023		2022
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS	Income	EPS

U.S. GAAP net income and diluted EPS
	$78.9	$0.71	$92.7	$0.83	$150.9	$1.36	$177.6	$1.59

Adjustments (a)	12.8	0.12	28.7	0.26	27.2	0.25	32.0	0.29
Non-U.S. GAAP adjusted net income and adjusted diluted EPS
	$91.7	$0.83	$121.4	$1.09	$178.1	$1.61	$209.6	$1.88

Weighted average number of common shares outstanding - Diluted
		110.5		111.2		110.7		111.3

(a) Adjustments consist of items in the table below

	Second Quarter		Six Months
	2023	2022	2023	2022
Adjustments:
Acquired intangible asset amortization expense	$13.3	$13.2	$26.5	$26.6
Other pension expense (income) for U.S. pension plans	0.8	(11.9)	1.7	(23.9)
Rationalization charges	2.7	3.4	6.8	4.8
European Commission settlement	—	25.2	—	25.2
Loss on early extinguishment of debt	—	—	—	1.5
Pre-tax impact of adjustments	16.8	29.9	35.0	34.2
Tax impact of adjustments	4.0	1.2	7.8	2.2
Net impact of adjustments	$12.8	$28.7	$27.2	$32.0

Weighted average number of common shares outstanding - Diluted
	110.5	111.2	110.7	111.3
Diluted EPS impact from adjustments	$0.12	$0.26	$0.25	$0.29

Adjusted tax rate	19.6%	23.8%	21.4%	24.1%

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED EBIT (2)
(UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

Table B

	Second Quarter		Six Months
	2023	2022	2023	2022
Dispensing and Specialty Closures:
Income before interest and income taxes (EBIT)	$63.7	$91.3	$134.7	$178.7
Acquired intangible asset amortization expense	11.8	11.7	23.6	23.7
Other pension expense (income) for U.S. pension plans	0.2	(2.7)	0.3	(5.5)
Rationalization charges	1.2	—	1.3	—
Adjusted EBIT	$76.9	$100.3	$159.9	$196.9

Metal Containers:
Income before interest and income taxes (EBIT)	$73.6	$66.4	$121.4	$104.4
Acquired intangible asset amortization expense	0.3	0.3	0.6	0.6
Other pension expense (income) for U.S. pension plans	0.3	(6.6)	0.7	(13.3)
Rationalization charges	1.5	3.4	5.4	4.7
Adjusted EBIT	$75.7	$63.5	$128.1	$96.4

Custom Containers:
Income before interest and income taxes (EBIT)	$17.0	$30.9	$35.4	$55.6
Acquired intangible asset amortization expense	1.2	1.2	2.3	2.3
Other pension expense (income) for U.S. pension plans	0.3	(2.6)	0.7	(5.1)
Rationalization charges	—	—	0.1	0.1
Adjusted EBIT	$18.5	$29.5	$38.5	$52.9

Corporate:
Loss before interest and income taxes (EBIT)	$(10.3)	$(30.6)	$(16.3)	$(37.3)
European Commission settlement	—	25.2	—	25.2
Adjusted EBIT	$(10.3)	$(5.4)	$(16.3)	$(12.1)

Total adjusted EBIT	$160.8	$187.9	$310.2	$334.1

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,
(Dollars and shares in millions, except per share amounts)

Table C

	Third Quarter,			Year Ended
	September 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2023	2023	2022	2023	2023	2022

U.S. GAAP net income as estimated for 2023
and as reported for 2022	$110.5	$121.9	$138.7	$327.2	$351.1	$340.8
Adjustments (a)	10.9	10.9	3.0	48.5	48.5	104.6
Non-U.S. GAAP adjusted net income as estimated for 2023 and presented for 2022
	$121.4	$132.8	$141.7	$375.7	$399.6	$445.4

U.S. GAAP diluted EPS as estimated for 2023
and as reported for 2022	$1.00	$1.10	$1.25	$2.96	$3.16	$3.07
Adjustments (a)	0.10	0.10	0.03	0.44	0.44	0.94
Non-U.S. GAAP adjusted diluted EPS as estimated for 2023 and presented for 2022
	$1.10	$1.20	$1.28	$3.40	$3.60	$4.01

(a) Adjustments consist of items in the table below

	Third Quarter,		Year Ended
	September 30,		December 31,
	2023	2022	2023	2022
	Estimated	Actual	Estimated	Actual
Adjustments:
Acquired intangible asset amortization expense	$13.2	$12.9	$53.0	$52.6
Other pension expense (income) for U.S. pension plans	0.8	(11.6)	3.3	(47.5)
Rationalization charges	0.5	2.7	7.7	74.1
European Commission settlement	—	—	—	25.2
Loss on early extinguishment of debt	—	—	—	1.5
Pre-tax impact of adjustments	14.5	4.0	64.0	105.9
Tax impact of adjustments	3.6	1.0	15.5	1.3
Net impact of adjustments	$10.9	$3.0	$48.5	$104.6

Weighted average number of common shares outstanding - Diluted
	110.4	110.7	110.5	111.0
Diluted EPS impact from adjustments	$0.10	$0.03	$0.44	$0.94

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension income for U.S. pension plans, rationalization charges, the charge for the European Commission settlement and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. The charge for the European Commission settlement is non-recurring and non-operational and relates to prior years and is not indicative of the on-going cost structure of the Company. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented adjusted EBIT for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension income for U.S. pension plans, rationalization charges and the charge for the European Commission settlement from EBIT for the Company and each of its segments as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. The charge for the European Commission settlement is non-recurring and non-operational and relates to prior years and is not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.